Exhibit 10.1

AMENDMENT TO

CERTAIN AGREEMENTS

BETWEEN

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

AND

SELECTED EXECUTIVES

AND DIRECTORS

WHEREAS, Dover Downs Gaming & Entertainment, Inc. (the “Company”) has heretofore entered into certain Non-Compete or Employment and Non-Compete Agreements with the following executives and directors (each, an “Individual”):  Henry B. Tippie dated as of June 16, 2004; Denis McGlynn dated as of February 13, 2006; Timothy R. Horne dated as of February 13, 2006; Klaus M. Belohoubek dated as of February 13, 2006; and Edward J. Sutor dated as of February 13, 2006, providing for payment of a Change in Control Fee on the date of a Change in Control and certain other benefits, and for executives only, the provision of certain payments and benefits during a specified “Extension Period” following a Change in Control, including in the event the executive’s employment is terminated during the Extension Period (each, an “Agreement”); and

WHEREAS, the Agreements were partially in consideration of certain restrictive covenants regarding Individual’s activities following a Change in Control; and

WHEREAS, the Company desires to amend each of the Agreements, with the concurrence of each of the Individuals who are parties to such Agreements, effective as of January 1, 2008, to reflect the requirements of section 409A of the Internal Revenue Code (the “Code’) and the regulations thereunder.

NOW THEREFORE, in consideration of the promises and mutual covenants herein, the Company and each of the Individuals, with respect to his Agreement, hereto agree as follows:

1.             Notwithstanding the Agreement’s definition of a “Change in Control”, an event shall not constitute a Change in Control for purposes of the Agreement unless and until it also satisfies the definition of a change in control under Treas. Reg. § 1.409A-3(i)(5) (or such other applicable regulations or guidance issued by the Internal Revenue Service pursuant to Code section 409A).

2.             The Individual’s “Date of Termination” for purposes of his Agreement means the date on which the Individual has a “separation from service” with the Company within the meaning of Treasury Reg. § 1.409A-1(h) or any successor thereto.

3.             Any payment or reimbursement by the Company of the Individual’s costs or expenses, including without limitation fees and expenses of the Independent Tax Counsel engaged with respect to the determination of the “Parachute Gross-Up”, shall be made promptly upon such evidence of costs and expenses incurred, or fees and expenses paid, as the Company may reasonably require, but in no event later than the end of the calendar year following the calendar year in which the cost, fee or expense was incurred. The amount of such cost, fee or expense eligible for payment/reimbursement in any calendar year shall not affect the costs, fees and expenses eligible for payment/reimbursement in any other calendar year, and shall not be subject to liquidation or exchange for another benefit.

4.             With respect to the Parachute Gross-up payment or payments on account of possible excise tax under Section 4999 of the Code described in Section 3 of each Agreement, (i) any initial Parachute Gross-up payment shall be made not later than the time of the corresponding payment or benefit giving rise to the underlying Section 4999 excise tax, even if the payment of the excise tax is not required under the Code until a later time, and (ii) any payment of an Underpayment (as described in Section 3 of each Agreement) by the Company, or reimbursement to the Executive of taxes relating to the Underpayment, shall be made as soon as practicable in accordance with the terms of the Agreement but in no event later than the end of the calendar year following the calendar year in which the Executive remits the taxes relating to the Underpayment.”

5.             With respect to each Employment and Non-Compete Agreement, (a) the commitment to extend welfare benefits set forth in Section 3(d) during the Extension Period following a Change in Control cannot be liquidated or exchanged for another benefit, and (b) the lump sum benefit described in Section 3(c)(iii) payable in the event the executive’s employment is terminated is revised such that the payment shall be made upon the Change in Control.

6.             In the event that Individual is a Specified Employee (see paragraph 7 of this Amendment) as of his Date of Termination from the Company, and notwithstanding anything in the Agreement to the contrary, any amount of benefit (a) to which he is entitled (whether under his Agreement or otherwise) by reason of his separation from service but before the six-month anniversary of his Date of Termination and (b) which, if so paid or provided, would constitute payment of a “deferral of compensation” within the meaning of section 409A of the Code that would not comply with section 409A(a)(2) of the Code (or any successor thereto) shall instead be paid or provided on the Delayed Payment Date. For purposes of each Individual’s Agreement, amounts payable under his Agreement shall be deemed not to be a “deferral of compensation” subject to Code section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short term deferrals”) and (b)(9) (“separation pay plan”), and other applicable provisions of Treasury Regulation Sections 1.409A-1 through A-6 (or any successor to any of the foregoing provisions). To the extent that any provision of an Agreement would, if enforced as written, cause adverse tax consequences to either Individual or the Company under section 409A of the Code, the parties shall work together in good faith to seek to avoid, or minimize, such consequences.

7.             For purposes of this Amendment and each Agreement,

(a)           a “Specified Employee” shall mean an individual who, on his Date of Termination with the Company or a successor, is a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Code for whom a payment due to a separation from service must be delayed in accordance with section 409A(a)(2)(B)(i) of the Code and Treas. Reg. § 1.409A-1(c)(3)(v). Individual’s status as a Specified Employee shall be determined by the Company in accordance with procedures consistent with the requirements of Treas. Reg. § 1.409A-1(i) or other applicable regulations or guidance issued by the Internal Revenue Service pursuant to Code section 409A or 416(i); and

(b)           the “Delayed Payment Date” shall mean the date which is six (6) months following the Individual’s Date of Termination.

IN WITNESS WHEREOF, the Company through its officer duly authorized, and each of the undersigned Individuals, each intending to be legally bound, have duly executed and delivered this Amendment to his respective Agreement, to be effective as of January 1, 2008.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

/s/ Klaus M. Belohoubek
Its: Sr. Vice President - General Counsel

/s/ Henry B. Tippie
Henry B. Tippie

/s/ Denis McGlynn
Denis McGlynn

/s/ Timothy R. Horne
Timothy R. Horne

/s/ Klaus M. Belohoubek
Klaus M. Belohoubek

/s/ Edward J. Sutor
Edward J. Sutor